EXHIBIT 99.1

Federated National Holding Company Reports First Quarter of 2018 Results

SUNRISE, Fla., May 07, 2018 (GLOBE NEWSWIRE) -- Federated National Holding Company (the “Company”) (Nasdaq:FNHC) today reported results for the three months ended March 31, 2018.

Q1 2018 highlights (as measured against the same three-month period last year, except where noted):

  Net income of $7.5 million or $0.58 per diluted share.
  Investment losses of $0.8 million on the impact of rising interest rates and portfolio rebalancing.
  Annualized return on equity of 14.2%, as reported, and 15.7% excluding investment losses.
  Gross written premiums of $134.4 million.
  Quarter-end Florida homeowners’ in-force policies of approximately 265,000.
  60.1% increase in non-Florida homeowners’ policies to approximately 33,500.
  19.0% decrease in loss and loss adjustment expenses to $46.1 million.
  Since December 31, 2017, decreased staff by approximately 50 positions representing $3.0 million in annual savings as a result of exiting non-core lines of business and improved operational efficiencies within our Homeowners operations.
  Book value per share of $16.36 as compared to $16.29, excluding noncontrolling interest, as of December 31, 2017. Excluding accumulated other comprehensive income, book value per share increased 3% to $16.66 as of March 31, 2018 from $16.16 as of December 31, 2017.
  Repurchased 322,865 shares of common stock at an average price of $15.49, during the first quarter of 2018.

Mr. Michael H. Braun, the Company’s Chief Executive Officer, said regarding the quarter’s results, “Our strong first quarter financial results demonstrate continued momentum from prior quarters and a strong start to 2018.  Earnings per share of $0.64, before investment losses, were significantly higher than last year’s first quarter and up sequentially from the preceding quarters, driven by the performance of Homeowners, our core line of business.  We increased our underwriting profitability with a significantly improved loss ratio and our lowest combined ratio in eight quarters as a result of our entire team's efforts, along with the 10% rate increase that went into effect last August, the benefit of which will not be fully reflected in our earnings until later this year in the third quarter.  We showed solid performance in our core Florida homeowners business along with significant growth in our select coastal markets outside Florida.  As we progress through the year, our focus remains on increasing the profitability of our homeowners business, capitalizing on our recent Monarch acquisition, improving our efficiencies and leveraging the strong relationships we enjoy with our trusted partner agents.”

Consolidated

  Net income of $7.5 million or $0.58 per diluted share during the first quarter of 2018, as compared to net income of $2.4 million or $0.18 per diluted share during the first quarter of 2017.  The current quarter results include investment losses of $1.1 million or $0.8 million after tax, which reduced net income by $0.06 per diluted share.
  Book value per share increased $0.07 in the first quarter of 2018, to $16.36 at March 31, 2018.  Book value per share increased based on net income of $0.58 per share, as noted above, offset by the decrease in unrealized gains (losses) within other comprehensive income of $0.33 per share, driven by the impact of rising interest rates on bond valuations, and a decrease of $0.18 per share from dividends and the acquisition of Monarch’s non-controlling interests.

Revenues

  Total revenues remained steady at $93.1 million for the three months ended March 31, 2018 and 2017.
  Gross written premiums decreased $11.7 million, or 8%, to $134.4 million in the quarter, compared with $146.1 million for the same three-month period last year.  Gross premiums written decreased due to a $12.9 million, or 67%, decline in Automobile and, to a lesser extent, homeowners Florida offset by the growth in homeowners non-Florida.  The lower premiums in Automobile was due to our decision to exit this line of business.  The increase in gross premiums written in homeowners non-Florida was due to continued expansion and growth in market share, allowing us to leverage personnel and diversify insurance risk.  Homeowners Florida written premiums benefited from the 10.0% rate increase that became effective on August 1, 2017.
  Gross premiums earned decreased $1.5 million, or 1%, to $146.4 million for the three months ended March 31, 2018, as compared to $148.0 million for the three months ended March 31, 2017.  Gross premiums earned in Automobile decreased $7.3 million due to lower premiums written in Automobile over the past six to nine months, offset by $5.8 million higher gross premiums earned in Homeowners, due to higher premiums written over the past twelve to eighteen months.
  Ceded premiums decreased $2.0 million, or 3%, to $64.3 million in the quarter, compared to $66.3 million in the same three-month period last year, with the majority of the decline coming from lower gross earned premiums in Automobile.  Ceded premiums earned included the effect of the 10% Florida-only property quota share treaty, which became effective on July 1, 2017, offset by the impact by the expiration of the 10% and 30% Florida-only property quota share treaties, which ended on July 1, 2017 and 2016, respectively.  The ceded premiums associated with the 2017-2018 excess of loss reinsurance program in the first quarter of 2018 were in line with the costs associated with the 2016-2017 excess of loss reinsurance program in the first quarter of 2017.
  Net realized and unrealized investment losses were $1.1 million for the three months ended March 31, 2018, compared to $0.1 million in the prior year period.  The result for the first quarter of 2018 was due to the decision to re-position portions of the fixed income portfolio, including positions related to tax-free municipal securities, as well as to align our investment strategy for Monarch ("MNIC") with that of the rest of the Company.
  Direct written policy fees decreased by $1.1 million, or 24.1%, to $3.6 million for the three months ended March 31, 2018, compared with $4.7 million in the same period in 2017.  The decrease in direct written policy fees is driven by issuance of fewer policies as compared to the prior year period, primarily in Automobile and to a lesser extent, in Homeowners as we focus on the profitability of our business.
  Other income increased $1.0 million, or 23.1%, to $5.5 million in the quarter, compared with the same three-month period last year.  The increase in other income was due to higher brokerage revenue, which as the result of an increase in the amount of our homeowners reinsurance placed, the type of reinsurance purchased and the commissions paid on these reinsurance agreements in place during the three months ended March 31, 2018 as compared to during the three months ended March 31, 2017.  In addition, the Company earned additional brokerage revenue related to premiums paid for the reinstatement of catastrophe reinsurance layers that were pierced by losses from Hurricane Irma.

Expenses

  Losses and loss adjustment expenses (“LAE”) decreased $10.8 million, or 19.0%, to $46.1 million for the three months ended March 31, 2018, compared with $56.9 million for the same three-month period last year.  In the first quarter of 2018, the Company experienced decreased losses of approximately $7.0 million in Automobile due to lower premiums earned and a lower net loss ratio as compared to the first quarter of 2017.  Additionally, the homeowners Florida loss ratio benefited from earning in more of the August 1, 2017 10.0% rate increase, which resulted in approximately $1.0 million of lower losses.  In the quarter, we had no severe weather events and $0.7 million of favorable loss and LAE reserve redundancy in accident year 2017. The redundancy was the result of additional ceded losses to reinsurers associated with Hurricane Irma.  Lastly, in the first quarter of 2017, the Company recorded $5.2 million of gross losses related to severe weather events offset by $2.3 million of higher ceded losses related to homeowners' quota share treaties in the first quarter of 2017 as compared to the current quarter.
  The net expense ratio increased 4.8%, to 44.2% in the current quarter, as compared to 39.4% in the first quarter of 2017.  The increased level was driven by the homeowners non-Florida 50% profit share provision, as a result of higher profitability this quarter as compared to first quarter of 2017 and other recent quarters.  The higher profitability is the direct result of continued earned premium growth, together with good loss experience in these states.  The increase in the ratio was also driven by higher legal and professional fees, including audit, tax and actuarial fees, related to work associated with year-end activities.  The operational expenses this quarter also include $0.4 million of severance and other related costs from management’s initiatives to exit the Automobile business as well as headcount reduction initiatives.
  Interest expense increased $1.0 million to $1.1 million for the three months ended March 31, 2018, compared with $0.1 million in the prior year period. The increase in interest expense is the result of the Company issuing $45.0 million of senior notes in late December 2017.  During the first quarter of 2017, the Company only had $5.0 million of debt on its balance sheet.

Stock Repurchase Program

  During the first quarter of 2018, the Company repurchased 322,865 shares of common stock for $5.0 million at an average price per share of $15.49.  To date, share repurchases in the second quarter of 2018 have been minimal.

Line of Business Results

  Homeowners’ net income for the current quarter was $6.9 million, which included 9.6% growth in net premiums earned compared to the first quarter of 2017, the combined ratio for the current quarter was 95.9%.  Additionally, the Florida homeowners 10.0% rate increase, which became effective on August 1, 2017, continues to earn in.
  Automobile results for the first quarter of 2018 was breakeven, representing a significant improvement in operational results versus 2017.  The improvement was a direct result of the Company’s decision to close down this line of business and significantly lower gross and net premiums earned.
  Other’s net income of $0.6 million in the first quarter of 2018, included $1.1 million of realized losses and $1.0 million of interest expense.  Additionally, net investment income continued to increase, amounting to $2.9 million for the quarter.

Conference Call Information

The Company will hold an investor conference call at 9:00 AM (ET) Tuesday, May 8, 2018. The Company’s CEO, Michael Braun and its CFO, Ronald Jordan will discuss the financial results and review the outlook for the Company. Messrs. Braun and Jordan invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may access the conference call as follows:

Toll-Free Dial-in:  (877) 303-6913

Conference ID: 2775258

A live webcast of the call will be available online via the “Conference Calls” section of the Company’s website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation.  A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About the Company

The Company, through our wholly owned subsidiaries, are authorized to underwrite, and/or place homeowners multi-peril, personal automobile, commercial general liability, federal flood and other lines of insurance in Florida and other states. We market, distribute and service our own and third-party insurers’ products and other services through a network of independent and general agents.

The Company’s supplemental line of business information is designed to afford users greater transparency into our results.  The “Homeowners” line of business consists of our homeowners and fire property and casualty insurance business, which currently operates in Florida, Alabama, Texas, Louisiana and South Carolina. The “Automobile” line of business consists of our nonstandard personal automobile insurance business which currently operates in Georgia, Texas, Alabama, and Florida, pending our withdrawal. The “Other” line of business primarily consists of our commercial general liability (pending our withdrawal) and federal flood businesses, along with corporate and investment operations.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative or other variations thereof, and similar words or phrases or comparable terminology, are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

  Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
  Descriptions of plans or objectives of management for future operations, insurance products or services;
  Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
  Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business; the adequacy of its reserves for losses and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our compliance with minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of our subsidiaries’ operations may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services; the reliability and security of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

FEDERATED NATIONAL HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Revenue:
Net premiums earned	$82,109	$81,660
Net investment income	2,943	2,318
Net realized and unrealized investment losses	(1,052)	(105)
Direct written policy fees	3,576	4,712
Other income	5,501	4,469
Total revenue	93,077	93,054

Costs and expenses:
Losses and loss adjustment expenses	46,071	56,899
Commissions and other underwriting expenses	30,221	27,568
General and administrative expenses	6,085	4,619
Interest expense	1,084	84
Total costs and expenses	83,461	89,170

Income before income taxes	9,616	3,884
Income taxes	2,371	1,435
Net income	7,245	2,449
Net (loss) income attributable to noncontrolling interest	(218)	27
Net income attributable to Federated National Holding Company shareholders	$7,463	$2,422

Net income per share attributable to Federated National Holding Company shareholders
Basic	$0.58	$0.18
Diluted	$0.58	$0.18

Weighted average number of shares of common stock outstanding:
Basic	12,850	13,432
Diluted	12,945	13,559

Dividends declared per share of common stock	$0.08	$0.08

FEDERATED NATIONAL HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
	(In thousands)
Gross premiums written:
Homeowners Florida	$108,371	$110,853
Homeowners non-Florida	14,444	10,368
Automobile	6,347	19,291
Commercial general liability	2,514	3,296
Federal flood	2,719	2,243
Total gross premiums written	$134,395	$146,051

	Three Months Ended
	March 31,
	2018	2017
	(In thousands)
Gross premiums earned:
Homeowners Florida	$118,824	$117,544
Homeowners non-Florida	13,639	9,100
Automobile	8,328	15,647
Commercial general liability	2,629	3,194
Federal flood	3,022	2,493
Total gross premiums earned	$146,442	$147,978

	Three Months Ended
	March 31,
	2018	2017
	(In thousands)
Net premiums earned:
Homeowners	$77,405	$70,596
Automobile	2,211	8,036
Commercial general liability	2,493	3,028
Total net premiums earned	$82,109	$81,660

FEDERATED NATIONAL HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics (continued)
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
	(In thousands)
Commissions and other underwriting expenses:
Homeowners Florida	$14,363	$13,759
All others	6,452	8,524
Ceding commissions	(3,715)	(4,382)
Total commissions and other fees	17,100	17,901
Salaries and wages	3,766	3,675
Other underwriting expenses	9,355	5,992
Total commissions and other underwriting expenses	$30,221	$27,568

	Three Months Ended
	March 31,
	2018	2017

Net loss ratio	56.1%	69.7%
Net expense ratio	44.2%	39.4%
Combined ratio	100.3%	109.1%
Gross loss ratio	123.5%	50.0%
Gross expense ratio	27.3%	24.7%
Book value per share excluding non-controlling interest	$16.36	$16.23

FEDERATED NATIONAL HOLDING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheet
(Unaudited)

	March 31,	December 31,
	2018	2017
ASSETS
Investments:	(In thousands)
Debt securities, available-for-sale, at fair value	$429,457	$423,238
Debt securities, held-to-maturity, at amortized cost	5,298	5,349
Equity securities, at fair value	16,515	15,434
Total investments	451,270	444,021

Cash and cash equivalents	55,591	86,228
Prepaid reinsurance premiums	87,201	135,492
Premiums receivable, net of allowance of $72 and $70, respectively	45,667	46,393
Reinsurance recoverable, net	146,091	124,601
Deferred acquisition costs	39,401	40,893
Income taxes receivable, net	4,699	9,510
Deferred income taxes, net	4,368	307
Property and equipment, net	3,797	4,025
Other assets	10,130	13,403
TOTAL ASSETS	$848,215	$904,873

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Loss and loss adjustment expense reserves	$236,214	$230,515
Unearned premiums	282,397	294,423
Reinsurance payable	38,489	71,944
Long-term debt, net of deferred financing costs of $672 and $749, respectively	44,328	49,251
Deferred Revenue	5,924	6,222
Other liabilities	32,783	25,059
Total liabilities	640,135	677,414
SHAREHOLDERS’ EQUITY:
Preferred stock, $0.01 par value: 1,000,000 shares authorized	—	—
Common stock, $0.01 par value: 25,000,000 shares authorized; 12,718,953 and 12,988,247 shares issued and outstanding, respectively	127	130
Additional paid-in capital	139,388	139,728
Accumulated other comprehensive (loss) income	(3,861)	1,770
Retained earnings	72,426	70,009
Total shareholders’ equity attributable to Federated National Holding Company shareholders	208,080	211,637
Non-controlling interest	—	15,822
Total shareholders’ equity	208,080	227,459
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$848,215	$904,873

FEDERATED NATIONAL HOLDING COMPANY AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
Statements of Operations and Operating Metrics by Line of Business
(Unaudited)

	Three Months Ended March 31,
	2018				2017
	Homeowners	Automobile	Other	Consolidated	Homeowners	Automobile	Other	Consolidated

	(Dollars in thousands)
Revenue:
Gross premiums written	$122,815	$6,347	$5,233	$134,395	$121,221	$19,291	$5,539	$146,051
Gross premiums earned	132,463	8,328	5,651	146,442	126,644	15,647	5,687	147,978
Ceded premiums	(55,058)	(6,117)	(3,158)	(64,333)	(56,048)	(7,611)	(2,659)	(66,318)
Net premiums earned	77,405	2,211	2,493	82,109	70,596	8,036	3,028	81,660
Net investment income	—	—	2,943	2,943	—	—	2,318	2,318
Net realized and unrealized investment gains	—	—	(1,052)	(1,052)	—	—	(105)	(105)
Direct written policy fees	1,923	1,467	186	3,576	2,124	2,430	158	4,712
Other income	3,977	488	1,036	5,501	2,791	1,059	619	4,469
Total revenue	83,305	4,166	5,606	93,077	75,511	11,525	6,018	93,054

Costs and expenses:
Losses and loss adjustment expenses	41,955	2,236	1,880	46,071	44,802	9,559	2,538	56,899
Commissions and other underwriting expenses	27,356	1,860	1,005	30,221	22,046	4,266	1,256	27,568
General and administrative expenses	4,889	125	1,071	6,085	3,490	175	954	4,619
Interest expense	100	—	984	1,084	84	—	—	84
Total costs and expenses	74,300	4,221	4,940	83,461	70,422	14,000	4,748	89,170

Income (loss) before income taxes	9,005	(55)	666	9,616	5,089	(2,475)	1,270	3,884
Income taxes (benefits)	2,282	(14)	103	2,371	1,964	(956)	427	1,435
Net income (loss)	6,723	(41)	563	7,245	3,125	(1,519)	843	2,449
Net (loss) income attributable to non-controlling interest	(218)	—	—	(218)	27	—	—	27
Net income (loss) attributable to FNHC shareholders	$6,941	$(41)	$563	$7,463	$3,098	$(1,519)	$843	$2,422

Ratios to net premiums earned:
Net loss ratio	54.2%	101.1%	75.4%	56.1%	63.5%	119.0%	83.8%	69.7%
Net expense ratio	41.7%			44.2%	36.2%			39.4%
Combined ratio	95.9%			100.3%	99.6%			109.1%

FOR IMMEDIATE RELEASE CONTACT:
Michael H. Braun, CEO (954) 308-1322,
Ronald Jordan, CFO (954) 308-1363,
or Erick A. Fernandez, CAO (954) 308-1341
Federated National Holding Company